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As filed with the Securities and Exchange Commission on March 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Registration Statement under the Securities Act of 1933

Aon CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6321 (Primary Standard Industrial Classification Code Number)	36-3051915 (I.R.S. Employer Identification Number)

200 East Randolph Street
Chicago, Illinois 60601
(312) 381-1000
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Raymond I. Skilling
Executive Vice President and Chief Counsel
Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601
(312) 381-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of communications to:
 Paul L. Choi
Frederick C. Lowinger
Sidley Austin Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

7.375% Senior Notes due 2012	$225,000,000	100%	$225,000,000	$18,203

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any state where the offer or exchange is not permitted.

Subject To Completion, Dated March 10, 2003

PROSPECTUS

Aon Corporation

Offer to Exchange Up to $225,000,000 Aggregate Principal Amount of
Our 7.375% Senior Notes due 2012 for Any and All of the $225,000,000 Aggregate
Principal Amount of Our Outstanding 7.375% Senior Notes due 2012

The registered exchange offer will expire at 5:00 p.m., New York City time,
on                        , 2003, unless extended.

        We are offering to exchange up to $225,000,000 aggregate principal amount of our 7.375% senior notes due 2012 (which we refer to as the exchange notes) for $225,000,000 aggregate principal amount of our outstanding 7.375% senior notes due 2012 (which we refer to as the original notes). We sometimes refer to the exchange notes and the original notes collectively as the notes.

        The terms of the exchange notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the original notes for which they may be exchanged pursuant to this exchange offer, except that the exchange notes will be freely transferable by the holders (other than as described in this prospectus), are issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest in the event of a failure to register the exchange notes. The exchange notes will evidence the same debt as the original notes. Original notes that are accepted for exchange will be canceled and retired. For a description of the terms of the notes, see "Description of the Notes." Aon Corporation will not receive any cash proceeds from this exchange offer.

        Interest on the exchange notes will accrue at a rate per annum of 7.375% from the most recent date to which interest has been paid on the original notes or, if no interest has been paid on the original notes, December 16, 2002 and will be payable semiannually in arrears on June 14 and December 14 of each year, beginning June 14, 2003. Holders whose original notes are accepted for exchange will not receive any payment in respect of interest on the original notes for which the record date occurs on or after completion of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer."

        The original notes were sold on December 16, 2002 in a transaction that was not registered under the Securities Act of 1933. Accordingly, the original notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and all other applicable securities laws. We are offering the exchange notes to satisfy our obligations under the registration rights agreement relating to the original notes. See "The Exchange Offer—Purposes and Effects of the Exchange Offer."

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resales of exchange notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined in this prospectus), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        The notes are not listed and will not be listed on any national securities exchange.

        Participating in the exchange offer involves risks. See "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Aon Corporation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        This prospectus incorporates by reference important business, financial and other information about Aon Corporation that is not included in or delivered with this prospectus. See "Where You Can Find More Information" on page 43 for a list of the documents that have been incorporated by reference in this prospectus. Requests for these documents may be directed to Aon Corporation at 200 East Randolph Street, Chicago, Illinois 60601, Attn: Corporate Secretary, telephone number (312) 381-1000.

        If you would like to request copies of these documents, please do so by                        , 2003 in order to receive them before the expiration of the exchange offer. In the event the exchange offer is extended, you must submit your request at least five business days before the expiration date, as extended.

SUMMARY

        This summary highlights selected information about Aon Corporation and the exchange offer. You should read carefully this entire prospectus together with the documents incorporated by reference herein. Unless otherwise indicated, all references in this prospectus to "Aon," "we," "our," or "us" refer to Aon Corporation together with its subsidiaries.

Overview of Aon Corporation

        We are a holding company whose operating subsidiaries carry on business in three distinct operating segments: (i) insurance brokerage and other services; (ii) consulting; and (iii) insurance underwriting.

        Our insurance brokerage and other services segment consists principally of retail, reinsurance and wholesale brokerage, as well as related insurance services, including claims services, underwriting management, captive insurance company management services and premium financing. These services are provided by subsidiaries of Aon Group, Inc. and certain of our other indirect subsidiaries, including: Aon Risk Services Companies, Inc.; Aon Holdings International bv; Aon Services Group, Inc.; Aon Re Worldwide, Inc.; Aon Limited (U.K.); Cananwill, Inc.; and Premier Auto Finance, Inc.

        Our consulting segment provides a full range of human capital management services utilizing five practices: employee benefits, compensation, management consulting, outsourcing and communications. These services are provided primarily by subsidiaries and affiliates of Aon Consulting Worldwide, Inc., which is also a subsidiary of Aon Group.

        Our insurance underwriting segment is comprised of supplemental accident and health and life insurance and extended warranty and casualty insurance products and services. Combined Insurance Company of America engages in the marketing and underwriting of accident and health and life insurance products. Our subsidiaries, Combined Specialty Insurance Company (formerly known as Virginia Surety Company, Inc.) and London General Insurance Company Limited, offer extended warranty and casualty insurance products and services.

        We have 550 offices in over 125 countries and nearly 53,000 professionals and employees who serve millions of clients, policyholders and warrantyholders.

        The mailing address of our principal executive offices is 200 East Randolph Street, Chicago, Illinois 60601, and the telephone number of our principal executive offices is (312) 381-1000.

The Exchange Offer

Purpose of Exchange	We sold the original notes in a private offering to qualified institutional buyers through Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, BNY Capital Markets, Inc. and Wachovia Securities, Inc. (the "initial purchasers"). In connection with that offering, we and the initial purchasers entered into a registration rights agreement dated as of December 16, 2002 (the "registration rights agreement") for the benefit of the holders of the original notes providing for, among other things, the exchange offer. The exchange offer is intended to make the exchange notes freely transferable by the holders without further registration or any prospectus delivery requirements under the Securities Act. See "The Exchange Offer—Purposes and Effects of the Exchange Offer."
The Exchange Offer
We are offering to exchange, pursuant to the exchange offer, up to $225 million aggregate principal amount of our new 7.375% senior notes due 2012 (the "exchange notes") for $225 million aggregate principal amount of our outstanding 7.375% senior notes due 2012 (the "original notes"). We sometimes refer to the exchange notes and the original notes collectively as the notes. The terms of the exchange notes and original notes are identical in all material respects (including principal amount, interest rate and maturity), except that the exchange notes are freely transferable by the holders and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer—Terms of the Exchange Offer" and "—Procedures for Tendering." The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless extended (the "expiration date").
Conditions of the Exchange Offer
Our obligation to consummate the exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or SEC staff interpretation. See "The Exchange Offer—Conditions of the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date if, among other things, there shall have been proposed, adopted or enacted any law, statute, rule, regulation or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer.

Procedures for Tendering Original Notes
Brokers, dealers, commercial banks, trust companies and other nominees who hold original notes through The Depository Trust Company ("DTC") may effect tenders by book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). To tender original notes for exchange by book-entry transfer, an agent's message (as defined under "The Exchange Offer—Procedures for Tendering") or a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documentation, must be delivered to the exchange agent at the address set forth in this prospectus on or prior to the expiration date, and the original notes must be tendered in accordance with DTC's ATOP procedures for transfer. To tender original notes for exchange by means other than book-entry transfer, you must complete, sign and date the letter of transmittal (or facsimile thereof) in accordance with the instructions in this prospectus and contained in the letter of transmittal and mail or otherwise deliver the letter of transmittal (or facsimile thereof), together with the original notes, any required signature guarantees and any other required documentation, to the exchange agent at the address set forth in this prospectus on or prior to the expiration date. By executing the letter of transmittal, you represent to us that:
	•	you are acquiring the exchange notes in the ordinary course of business;
•
you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the original notes or the exchange notes within the meaning of the Securities Act; and
•
you are not an "affiliate" of Aon (as defined under the Securities Act) or, if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In addition, each broker or dealer that receives exchange notes for its own account in exchange for any original notes that were acquired by the broker or dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution."

Special Procedures for Beneficial Owners
If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If the original notes are in certificated form and you are a beneficial owner who wishes to tender on the registered holder's behalf, prior to completing and executing the letter of transmittal and delivering the original notes, you must either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you wish to tender your original notes in the exchange offer but your original notes are not immediately available for delivery or other documentation cannot be completed by the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender your original notes by completing, signing and delivering the letter of transmittal or, in the case of a book-entry transfer, an agent's message, with any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent prior to the expiration date and tendering your original notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Acceptance of Original Notes and Delivery of Exchange Notes
We will accept for exchange any and all original notes that are properly tendered to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer. See "The Exchange Offer—Exchange Agent."
Tax Consequences
For a summary of certain U.S. federal income tax consequences of ownership of the notes, the exchange of original notes for exchange notes and the disposition of notes, see "Certain United States Federal Income Tax Considerations."

Effect on Holders of the Original Notes
As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms thereof, we will have fulfilled some of our obligations under the registration rights agreement, and, accordingly, there will be no increase in the interest rate on the original notes pursuant to the registration rights agreement. Holders of original notes who do not tender their original notes will continue to be entitled to all of the rights and limitations applicable thereto under the indenture dated as of December 16, 2002 (the "indenture") between us and The Bank of New York, as trustee (the "trustee"), relating to the notes, except for any rights under the indenture or the registration rights agreement which by their terms terminate or cease to be effective as a result of our making and accepting for exchange all validly tendered original notes pursuant to the exchange offer (including the right to receive additional interest as described above). All original notes that remain outstanding will continue to be subject to the restrictions on transfer provided for in the original notes and the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for original notes could be adversely affected.
Use of Proceeds
We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer. We used the approximately $223 million net proceeds from the sale of the original notes to extend our debt maturities, to retire a portion of other indebtedness and preferred capital securities and for other general corporate purposes. See "Use of Proceeds."

Terms of the Notes

        The exchange offer applies to the entire $225 million aggregate principal amount of original notes that are outstanding. The terms of the original notes and exchange notes are identical in all material respects, except for certain transfer restrictions and registration and other rights relating to the exchange of the original notes for exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture under which the original notes were issued. See "Description of the Notes."

Securities offered	$225,000,000 aggregate principal amount of 7.375% senior notes due 2012.
Issuer	Aon Corporation, a Delaware corporation.
Maturity Date	December 14, 2012.
Interest Payment Dates	June 14 and December 14 of each year, beginning June 14, 2003.
Sinking Fund	None.
Ranking	The original notes are, and the exchange notes will be, our unsecured and unsubordinated obligations and will rank equally with all of our existing and future senior unsecured debt.
Covenants	The indenture contains a covenant limiting our ability to create liens on the present or future common stock of any of our significant subsidiaries.
Transfer Restrictions
The original notes have not been registered under the Securities Act and are subject to restrictions on transfer. The exchange notes have been registered under the Securities Act and are not subject to those restrictions.
Exchange Offer; Registration Rights
In the registration rights agreement, we agreed to file with the SEC one or more registration statements with respect to an offer to exchange the original notes for substantially similar notes that are registered under the Securities Act. Alternatively, if the exchange offer cannot be completed, we may file one or more registration statements to cover resales of the original notes. If we do not comply with these obligations, we will be required to pay liquidated damages to the holders of the original notes in the form of higher interest rates, but this provision does not apply to the exchange notes. This offering of exchange notes is being made to satisfy our obligations under the registration rights agreement. See "Exchange Offer and Registration Rights."
No Public Market
The original notes are, and the exchange notes will be, a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers have advised us that they intend to make a market in the original notes and, if issued, the exchange notes, but they are not obligated to do so and may discontinue their market-making activities at any time without notice.

RISK FACTORS

        An investment in the notes involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus before deciding whether to exchange your original notes for exchange notes.

Risks Related to Our Business and the Insurance Industry

  Our results may fluctuate as a result of many factors, including cyclical changes in the insurance and reinsurance industries.

        Our results historically have been subject to significant fluctuations arising from uncertainties in the insurance industry. Changes in premium rates affect not only the potential profitability of our underwriting businesses but also generally affect the commissions and fees payable to our brokerage businesses. In addition, insurance industry developments that can significantly affect our financial performance include factors such as:

  •
  rising levels of actual costs that are not known by companies at the time they price their products;

  •
  volatile and unpredictable developments, including weather-related and other natural and man-made catastrophes, including acts of terrorism;

  •
  changes in levels of capacity and demand, including reinsurance capacity; and

  •
  changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liabilities develop.

  A further decline in the credit ratings of our senior debt and commercial paper may adversely affect our borrowing costs and financial flexibility.

        On several occasions in recent months, the credit rating agencies have lowered the credit ratings of our senior debt and commercial paper. Most recently, on October 31, 2002, Moody's Investors Service lowered its rating of our senior debt to the current rating of "Baa2" from "Baa1." Moody's also placed the rating of our senior debt and the "P-2" rating of our commercial paper under review for possible future downgrade, which it subsequently removed without change. On October 31, 2002, Standard & Poor's Ratings Services placed its "A-" rating of our senior debt on CreditWatch with negative implications, which it subsequently removed without change. As a result of the actions taken by the rating agencies on October 31, 2002, we have been required, in lieu of our existing guarantees, to fund an aggregate of approximately $43 million with respect to our automobile finance securitizations. A further downgrade in the credit ratings of our senior debt and commercial paper will increase our borrowing costs and reduce our financial flexibility.

        Any such further downgrade may trigger a further obligation of our company to fund an aggregate of up to $265 million with respect to our premium finance and automobile finance securitizations. We no longer securitize automobile finance amounts, and, as a result, we expect this amount will decline over time as the outstanding automobile finance securitizations run down. Moreover, some of our debt instruments, such as our 6.20% notes due January 2007 ($250 million of which are outstanding), expressly provide for interest rate increases in the case of certain ratings downgrades. Similarly, any such downgrade would increase our commercial paper interest rates or may result in our inability to access the commercial paper market altogether. If we cannot access the commercial paper market, although we have committed backup lines in excess of our currently outstanding commercial paper borrowings, we cannot assure you that it would not adversely affect our financial position. A downgrade in the credit ratings of our senior debt may also adversely affect the claims-paying ability or financial strength ratings of our insurance company subsidiaries. See "A decline in the financial strength or claims-paying ability ratings of our insurance underwriting subsidiaries may increase policy cancellations and negatively impact new sales of insurance products" below.

        We face significant competitive pressures in each of our businesses.

        We believe that competition in our lines of business is based on service, product features, price, commission structure, financial strength, claims paying ability ratings and name recognition. In particular, we compete with a large number of national, regional and local insurance companies and other financial services providers, brokers and, with respect to our extended warranty business, third-party administrators, manufacturers and distributors.

        Some of our underwriting competitors have penetrated more markets and offer a more extensive portfolio of products and services and have more competitive pricing than we do, which can adversely affect our ability to compete for business. Some underwriters also have higher claims paying ability ratings and greater financial resources with which to compete and are subject to less government regulation than our underwriting operations.

        We encounter strong competition for both business and professional talent in our insurance brokerage and risk management services operations from other insurance brokerage firms which also operate on a nationwide or worldwide basis, from a large number of regional and local firms in the United States, the European Union and in other countries and regions, from insurance and reinsurance companies that market and service their insurance products without the assistance of brokers or agents and from other businesses, including commercial and investment banks, accounting firms and consultants that provide risk-related services and products. Our consulting operations compete with independent consulting firms and consulting organizations affiliated with accounting, information systems, technology and financial services firms around the world.

        In addition, the increase in competition due to new legislative or industry developments could adversely affect us. These developments include:

  •
  an increase in capital-raising by insurance underwriting companies, which could result in new entrants to our markets and an influx of capital into the industry;

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  the selling of insurance by insurance companies directly to insureds;

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  the enactment of the Gramm-Leach-Bliley Act of 1999, which, among other things, permits financial institutions, such as banks and savings and loans, to sell insurance products, and also could result in new entrants to our markets;

  •
  the establishment of programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative markets types of coverage; and

  •
  changes in consumer buying practices caused by the Internet.

        New competition as a result of these developments could cause the supply of and demand for our products and services to change, which could adversely affect our results of operations and financial condition.

  A decline in the financial strength or claims-paying ability ratings of our insurance underwriting subsidiaries may increase policy cancellations and negatively impact new sales of insurance products.

        Financial strength and claims-paying ability ratings have become increasingly important factors in establishing the competitive position of insurance companies. These ratings are based upon criteria established by the rating agencies for the purpose of rendering an opinion as to an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. They are not evaluations directed toward the protection of investors, nor are they recommendations to buy, sell or hold specific securities. Periodically, the rating agencies evaluate our insurance underwriting subsidiaries to confirm that they continue to meet the criteria of the ratings previously assigned to them. A downgrade, or the potential for a downgrade, of these ratings could, among other things, increase the number of policy cancellations, adversely affect relationships with brokers, retailers and other distributors of their products and services, negatively impact new sales and adversely affect their ability to compete.

        Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.), our principal property and casualty insurance company subsidiary, is currently rated "A" (excellent; third highest of 16 rating levels) by A.M. Best Company. Combined Insurance Company of America, the principal insurance subsidiary that underwrites our specialty accident and health insurance business, is currently rated "A" (excellent; third highest of 16 rating levels) by A.M. Best Company, "BBB+" (good; fourth highest of nine rating levels and highest ranking within the level) for financial strength by Standard and Poor's Ratings Services and "Baa1" (adequate; fourth highest of nine rating levels and highest ranking within the level) for financial strength by Moody's Investors Service. We cannot assure you that one or more of the rating agencies will not downgrade or withdraw their financial strength or claims-paying ability ratings in the future.

  Changes in interest rates and investment prices could reduce the value of our investment portfolio and adversely affect our financial condition or results.

        Our insurance underwriting subsidiaries carry a substantial investment portfolio of fixed-maturity and equity and other long-term investments. As of December 31, 2002, our fixed-maturity investments (94% of which were investment grade) had a carrying value of $2.1 billion, our equity investments had a carrying value of $62 million and our other long-term investments and limited partnerships had a carrying value of $600 million. Accordingly, changes in interest rates and investment prices could reduce the value of our investment portfolio and adversely affect our financial condition or results.

        For example, changes in domestic and international interest rates directly affect our income from, and the market value of, fixed-maturity investments. Similarly, general economic conditions, stock market conditions and other factors beyond our control affect the value of our equity investments. We monitor our portfolio for "other than temporary impairments" in carrying value. For securities judged to have an "other than temporary impairment," we recognize a realized loss through the statement of income to write down the value of those securities.

        For 2002, we recognized impairment losses of $130 million, which includes $51 million to reflect other than temporary impairments existing with respect to prior years. We cannot assure you that we will not have to recognize additional impairment losses in the future, which would negatively affect our financial results.

        On December 31, 2001, our two major insurance companies sold the vast majority of their limited partnership portfolio, valued at $450 million, to Private Equity Partnership Structures I, LLC, a qualifying special purpose entity. We utilized this qualifying special purpose entity following the guidance contained in Financial Accounting Standards Board Statement No. 140 (Statement No. 140) and other relevant accounting guidance. The common stock interest in Private Equity Partnership Structures I is held by a limited liability company which is owned by one of our subsidiaries (49%) and by a charitable trust, which is not controlled by us, established for victims of the September 11 attacks (51%). Approximately $171 million of investment grade fixed-maturity securities were sold by Private Equity Partnership Structures I to unaffiliated third parties. Private Equity Partnership Structures I then paid our insurance underwriting companies the $171 million in cash and issued to them an additional $279 million in fixed-maturity and preferred stock securities. The fixed-maturity securities our insurance underwriting companies received from Private Equity Partnership Structures I are rated as investment grade by Standard & Poor's Ratings Services. As part of this transaction, our insurance underwriting companies are required to purchase from Private Equity Partnership Structures I additional fixed-

maturity securities in an amount equal to the unfunded limited partnership commitments, as they are requested. As of December 31, 2002, these unfunded commitments amount to $100 million. Based on the actions taken by the ratings agencies on October 31, 2002, credit support arrangements were purchased on January 27, 2003. If our insurance underwriting companies fail to purchase additional fixed-maturity securities as commitments are drawn down, we have guaranteed their purchase.

        Although the Private Equity Partnership Structures I transaction is expected to reduce the reported earnings volatility historically associated with directly owning limited partnership investments, it will not eliminate our risk of future losses. For instance, we must analyze our preferred stock and fixed-maturity interests in Private Equity Partnership Structures I for other than temporary impairment, based on the valuation of the limited partnership interests held by Private Equity Partnership Structures I and recognize an impairment loss if necessary. We cannot assure you that we will not have to recognize impairment losses with respect to our Private Equity Partnership Structures I interests in the future.

  Our pension liabilities may continue to grow, which could adversely affect our stockholders' equity or require us to make additional cash contributions to the pension plans.

        To the extent that the present value of the benefits incurred to date for pension obligations in the major countries in which we operate continue to exceed the market value of the assets supporting these obligations, our financial position and results of operations may be adversely affected. Primarily as a result of the decline in the equity markets, some of our defined benefit pension plans, particularly in the United Kingdom, have suffered significant valuation losses in the assets backing the related pension obligation. On February 12, 2003, we announced that we incurred an after-tax increase to the minimum pension liability and a commensurate reduction in 2002 year-end stockholders' equity of $552 million. Current projections indicate that our 2003 pension expense would increase by approximately $130 million compared with 2002 and incremental cash contributions of approximately $40 million would be required in 2003. These estimates are based on certain assumptions, including discount rates, interest rates, fair value of assets for some of our plans and expected return on plan assets. Changes in our pension benefit obligations and the related net periodic costs or credits may occur in the future due to any variance of actual results from our assumptions and changes in the number of participating employees. As a result, there can be no assurance that we will not experience future decreases in stockholders' equity or that we will not be required to make additional cash contributions in the future beyond those which have been announced.

  We are subject to a number of contingencies and legal proceedings which, if determined adversely to us, would adversely affect our financial results.

        We are subject to numerous claims, tax assessments and lawsuits that arise in the ordinary course of business. The damages that may be claimed are substantial, including in many instances claims for punitive or extraordinary damages. The litigation naming us as a defendant ordinarily involves our activities as a broker or provider of insurance products or as an employer. It is possible that, if the outcomes of these contingencies and legal proceedings were not favorable to us, it could materially adversely affect our future financial results. In addition, our results of operations, financial condition or liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure.

  Our success depends, in part, on the efforts of our senior management and our ability to attract and retain experienced and qualified personnel.

        We believe that our continued success depends, in part, on the efforts of our senior management. The loss of the services of any of our executive officers for any reason could have a material adverse effect on our business, operating results and financial condition. In addition, our future success depends on our ability to attract and retain experienced underwriters, brokers and other professional personnel.

Competition for such experienced professional personnel is intense. If we cannot hire and retain talented personnel, our business, operating results and financial condition could be adversely affected.

  We are subject to increasing costs arising from errors and omissions claims against us.

        We have experienced an increase in the frequency and severity of errors and omissions claims against us, which has and will continue to substantially increase our risk management expenses. In our insurance brokerage business, we often assist our clients with matters which include the placement of insurance coverage and the handling of related claims. Errors and omissions claims against us may allege our potential liability for all or part of the amounts in question. Errors and omissions claims could include, for example, the failure of our employees or sub-agents, whether negligently or intentionally, to place coverage correctly or notify claims on behalf of clients or to provide insurance carriers with complete and accurate information relating to the risks being insured. It is not always possible to prevent and detect errors and omissions, and the precautions we take may not be effective in all cases. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

  Our businesses are subject to extensive governmental regulation which could reduce our profitability or limit our growth.

        Our businesses are subject to extensive federal, state and foreign governmental regulation and supervision, which could reduce our profitability or limit our growth by increasing the costs of regulatory compliance, limiting or restricting the products or services we sell or the methods by which we sell our products and services or subjecting our businesses to the possibility of regulatory actions or proceedings. With respect to our insurance brokerage businesses, this supervision generally includes the licensing of insurance brokers and agents and third-party administrators and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokering and third-party administration in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions. Also, we can be affected indirectly by the governmental regulation and supervision of other insurance companies. For instance, if we are providing managing general underwriting services for an insurer we may have to contend with regulations affecting our client. Further, regulation affecting the insurance companies with whom our brokers place business can affect how we conduct those operations.

        Most insurance regulations are designed to protect the interests of policyholders rather than stockholders and other investors. In the United States, this system of regulation, generally administered by a department of insurance in each state in which we do business, affects the way we can conduct our insurance underwriting business. Furthermore, state insurance departments conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters.

        Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including employee benefit plan regulation, age, race, disability and sex discrimination, investment company regulation, financial services regulation, securities laws and federal taxation, do affect the insurance industry generally and our insurance underwriting subsidiaries in particular. For example, recently adopted federal financial services modernization legislation and privacy laws, such as the Health Insurance Portability and Accountability Act of 1996 and the Gramm-Leach-Bliley Act (as it relates to the use of medical and financial information by insurers), may result in additional regulatory compliance costs, limit the ability of our insurance underwriting subsidiaries to market their products or otherwise constrain the nature and scope of our operations. With respect to our international operations, we are subject to various regulations relating to, among other things, licensing, currency, policy language and terms, reserves and the amount of local investment. These various regulations also add to our cost of doing business through increased compliance expenses, the financial impact of use of capital restrictions and increased training and employee expenses. Furthermore, the loss of a license in a particular jurisdiction could restrict or eliminate our ability to conduct business in that jurisdiction.

        In all jurisdictions the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals, and to implement regulations. Accordingly, we may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in a given jurisdiction. No assurances can be given that our businesses can continue to be conducted in any given jurisdiction as they have been in the past.

  Our significant global operations expose us to various international risks that could adversely affect our business.

        A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including:

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  the general economic and political conditions existing in those countries;

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  imposition of limitations on conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

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  imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

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  hyperinflation in certain foreign countries;

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  imposition or increase of investment and other restrictions by foreign governments;

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  longer payment cycles;

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  greater difficulties in accounts receivables collection; and

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  the requirement of complying with a wide variety of foreign laws.

        Some of our foreign brokerage subsidiaries receive revenues in currencies that differ from their functional currencies. We must also translate the financial results of our foreign subsidiaries into United States dollars. Although we use various derivative financial instruments to help protect against adverse transaction and translation effects due to exchange rate fluctuations, we cannot eliminate such risks, and significant changes in exchange rates may adversely affect our results.

  Our financial results could be adversely affected if our underwriting reserves differ from actual experience.

        We maintain reserves as an estimate of our liability under insurance policies issued by our insurance underwriting subsidiaries. The reserves that we maintain that could cause variability in our financial results consist of (1) unearned premium reserves, (2) policy and contract claim reserves and (3) future policy benefit reserves. Unearned premium reserves generally reflect our liability to return premiums we have collected under policies in the event of the lapse or cancellation of those policies. Under accounting principles generally accepted in the United States, premiums we have collected generally become "earned" over the life of a policy by means of a reduction in the amount of the unearned premium reserve associated with the policy. Unearned premium reserves are particularly significant with respect to our warranty business, given that the premiums we receive for warranty products generally cover an extended period of time. If there are significant lapses or cancellations of these types of policies, or expected losses for existing policies develop adversely and therefore premiums are not earned as expected, it may be necessary to accelerate the amortization of deferred acquisition expenses associated with the policies because these deferred expenses are amortized over the projected life of the policies or establish additional reserves to cover premium deficiencies.

        Policy and contract claim reserves reflect our estimated liability for unpaid claims and claims adjustment expenses, including legal and other fees and general expenses for administering the claims adjustment process, and for reported and unreported losses incurred as of the end of each accounting period. If the reserves originally established for future claims prove inadequate, we would be required to increase our liabilities, which could have an adverse effect on our business, results of operations and financial condition.

        The obligation for policy and contract claims does not represent an exact calculation of liability. Rather, reserves represent our best estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates represent informed judgments based on our assessment of currently available data, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. Many of these factors are not quantifiable in advance and both internal and external events, such as changes in claims handling procedures, inflation, judicial and legal developments and legislative changes, can cause our estimates to vary. The inherent uncertainty of estimating reserves is greater for certain types of liabilities, where the variables affecting these types of claims are subject to change and long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are periodically refined as experience develops and further losses are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting the level of reserves for policy and contract claims is inherently uncertain, we cannot assure you that our current reserves will prove adequate in light of subsequent events.

        Future policy benefit reserves generally reflect our liability to provide future life insurance benefits and future accident and health insurance benefits on guaranteed renewable and non-cancelable policies. Future policy benefit reserves on accident and health and life products have been provided on the net level premium method. These reserves are calculated based on assumptions as to investment yield, mortality, morbidity and withdrawal rates that were determined at the date of issue and provide for possible adverse deviations.

        We may not realize all of the expected benefits from our business transformation plan.

        In the fourth quarter of 2000, we began a comprehensive business transformation plan designed to enhance client service, improve productivity through process redesign and accelerate revenue growth. Outside of U.S. retail brokerage, the plan has been substantially implemented and has delivered the expected benefits, including improved revenue growth and enhanced productivity. Within U.S. retail brokerage, however, we experienced unexpected delays in implementing components of the plan, as well as higher than expected costs. As a result, we cannot assure you that we will realize all of the expected benefits associated with our business transformation plan. In addition, regardless of whether we are able to realize any of the benefits of the business transformation plan, we have incurred significant costs, which have been greater than those planned.

  The perceived conflicts associated with our insurance brokerage and underwriting businesses could limit our growth.

        Historically, we have not been able to fully exploit business opportunities due to the perceived conflicts associated with our insurance brokerage and underwriting businesses. For example, we have refrained from offering our extended warranty products and services through competing insurance brokers. Independent brokers have been reluctant to do business with our insurance underwriting business because they believed that any fees or information provided to us would ultimately benefit our competing brokerage business. These brokers also have been concerned that any information gleaned by our underwriting business regarding their clients and their clients' insurance needs would be shared with our competing brokerage business to solicit new business from these clients. Similarly, competing underwriters have feared that our brokers could share information with our underwriting business in an effort to help secure desirable business or, alternatively, seek price quotes from them only for undesirable business. In the future, these perceived conflicts could limit our ability to expand our product and service offerings and seek new business through independent brokerage channels.

        Each of our business lines may be adversely affected by an overall decline in economic activity.

        The demand for property and casualty insurance generally rises as the overall level of economic activity increases and generally falls as such activity decreases, affecting both the commissions generated by our brokerage business and the premiums generated by our underwriting businesses. In particular, a growing number of insolvencies associated with an economic downturn, especially insolvencies in the insurance industry, could adversely affect our brokerage business through the loss of clients or by hampering our ability to place insurance and reinsurance business. Moreover, the results of our consulting business are generally affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets these clients serve. As our clients become adversely affected by declining business conditions, they may choose to delay or forgo consulting engagements with us.

        Recent and proposed accounting rule changes could negatively affect our financial position and results.

        Recent accounting changes effected and proposals made could negatively affect our financial position or results of operations. Under Financial Accounting Standards Board Statement No. 142 (Statement No. 142), which we adopted on January 1, 2002, goodwill is no longer being amortized, but must instead be tested annually for impairment in its value. Goodwill is the excess of cost over net assets purchased relating to business acquisitions. As of December 31, 2002, we had approximately $4.1 billion of goodwill on our balance sheet. If an impairment exists, we must recognize a non-cash charge equal to the impairment, thereby reducing our net worth. Under our principal credit facility that supports our commercial paper program, we are required to maintain a minimum net worth of $2.5 billion. As of December 31, 2002, our net worth calculated for this purpose was $3.9 billion. In connection with our adoption of Statement No. 142 we tested our goodwill and found no impairment as of January 1, 2002. We have finalized our testing for 2002 and found no impairment. However, we cannot assure you that impairment will not exist when we perform testing in future periods, and any impairment charge we would be required to take would have a negative effect on our financial position and results.

  We have substantial debt outstanding that could adversely affect our financial flexibility and prevent us from fulfilling our obligations under the notes.

        We have substantial debt outstanding. As of December 31, 2002, we had total consolidated debt outstanding (including for this purpose our mandatorily redeemable preferred capital securities) of approximately $2.5 billion. This substantial amount of debt outstanding could adversely affect our financial flexibility and make it difficult for us to make interest payments under the notes.

        We are a holding company and, therefore, may not be able to receive dividends in needed amounts.

        Our principal assets are the shares of capital stock of our subsidiaries, including our insurance underwriting companies. We have to rely on dividends from these subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations, including the notes, and for paying dividends to stockholders and corporate expenses. Payments from our underwriting subsidiaries are limited by governmental regulation and will depend on the surplus and future earnings of these subsidiaries. In some circumstances, specific payments from our insurance underwriting subsidiaries may require prior regulatory approval, and we may not be able to receive dividends from these subsidiaries at times and in the amounts we anticipate or require.

  The volume of premiums we write and our profitability are affected by the availability of reinsurance and the size and adequacy of our insurance company subsidiaries' capital base.

        The level of business that our insurance underwriting subsidiaries are able to write depends on the size and adequacy of their capital base. Many state insurance laws to which they are subject impose risk-based capital requirements for purposes of regulating insurer solvency. Insurers having less statutory surplus than that required by the risk-based capital model formula generally are subject to varying degrees of regulatory scrutiny and intervention depending on the level of capital inadequacy. As of December 31, 2002, each of our insurance company subsidiaries met the risk-based statutory surplus requirements of every state in which it conducts business.

        We purchase reinsurance for certain of the risks underwritten by our insurance company subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of business we are able to write and our profitability. We cannot assure you that we will be able to maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments. Either of these potential developments could adversely affect our underwriting business.

        We cannot guarantee that our reinsurers will pay in a timely fashion, if at all.

        To better manage our portfolio of underwriting risk, we may, from time to time, purchase reinsurance by transferring part of the risk that we will assume (known as ceding) to a reinsurance company in exchange for part of the premium that we will receive in connection with the risk. Although reinsurance would make the reinsurer liable to us to the extent the risk were transferred (or ceded) to the reinsurer, it would not relieve us of our liability to our policyholders. Accordingly, we will bear credit risk with respect to our reinsurers, if any. Recently, due to industry and general economic conditions, there is an increasing risk of insolvency among reinsurance companies, resulting in a greater incidence of litigation and affecting the recoverability of claims. We cannot assure you that our reinsurers, if any, will pay the reinsurance recoverables owed to us or that they will pay these recoverables on a timely basis.

Risk Factors Relating to the Exchange Offer

  You must carefully follow the required procedures in order to exchange your original notes.

        The exchange notes will be issued in exchange for original notes only after timely receipt by the exchange agent of a duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your original notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of original notes for exchange. Any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

  If you do not exchange original notes for exchange notes, transfer restrictions will continue and trading of the original notes may be adversely affected.

        The original notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original notes that are not tendered for exchange for exchange notes or are tendered but are not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the original notes under the Securities Act. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for original notes, if any, could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Risk Factors Relating to an Investment in the Notes

        The notes are effectively subordinated to the obligations of our subsidiaries.

        Because we are a holding company, the holders of notes may not receive assets of our subsidiaries in a liquidation or recapitalization until the claims of subsidiaries' creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we may have recognized claims against such subsidiaries.

        The original notes are subject to restrictions on transfer.

        We relied on an exemption from the registration requirements of the Securities Act and applicable state securities laws in offering the original notes. Accordingly, the original notes may be transferred or resold only in transactions registered, or exempt from registration, under the Securities Act and applicable state securities laws. The exchange of the original notes for exchange notes has been registered under the Securities Act.

        Investors may find it difficult to trade the notes.

        There is currently no public market for the original notes. The exchange notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion in any automated quotation system. Although the initial purchasers have informed us that they intend to make a market in the original notes and, if issued, the exchange notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer.

        We cannot assure you that you will be able to sell your original notes or exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of original notes that do not participate in the exchange offer, the trading market for the original notes. Future trading prices of the original notes and exchange notes will depend on many factors, including:

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  our operating performance and financial condition;

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  our ability to complete the offer to exchange the original notes for the exchange notes;

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  the interest of securities dealers in making a market for the original notes and the exchange notes; and

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  the market for similar securities.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain statements concerning our future results and performance and other matters that are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended, but are not the exclusive means, to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical or anticipated results, depending on a variety of factors. Potential factors that could affect results include those described above under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or documents incorporated or deemed to be incorporated by reference herein might not occur. We will not update forward-looking statements even though our situation may change in the future.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain agreements we made with the initial purchasers of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive the original notes in like principal amount, the form and terms of which are substantially the same as the form and term of the exchange notes (which replace the original notes, except as otherwise described in this prospectus, and which represent the same indebtedness). The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

        We received approximately $223 million of net proceeds from the offering of the original notes (after deducting the initial purchasers' discounts and offering expenses). We used all of the net proceeds from these offerings to extend our debt maturities, to retire a portion of other indebtedness and preferred capital securities and for other general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	4.2x	2.4x	2.3x	4.2x	3.7x	5.4x	4.3x

        For purposes of calculating the ratio, earnings consist of income from continuing operations before provision for income taxes and minority interests and before fixed charges. Fixed charges include interest expense, interest credited on investment-type insurance contracts and that portion of rental expense we deem to represent interest. Our earnings and fixed charges include the earnings and fixed charges of Aon Corporation and its subsidiaries considered as one enterprise.

THE EXCHANGE OFFER

Purposes and Effects of the Exchange Offer

        We sold the original notes on December 16, 2002 to the initial purchasers, who resold the original notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in a private offering. In the registration rights agreement we agreed to file with the SEC a registration statement (the "exchange registration statement") with respect to an offer to exchange the original notes for exchange notes and to effect the exchange offer within 210 days following the sale of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations under that agreement. You are a "holder" with respect to the exchange offer if your original notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder or any person whose original notes are held of record by DTC. Upon completion of the exchange offer, we will not be required to file any registration statement to register any outstanding original notes. If you do not tender your original notes, or if your original notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your original notes.

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Aon, we believe that you may offer for resale, resell or otherwise transfer the exchange notes issued to you, unless you are an "affiliate" of Aon within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the exchange notes in the ordinary course of business and you are not engaged, do not intend to engage, and have no arrangement or understanding with any person to engage, in the distribution of the exchange notes. If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

        The exchange offer is not being made to you, and you may not participate in the exchange offer, in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities laws of that jurisdiction. Prior to the exchange offer, however, we will use our reasonable best efforts to register or qualify the exchange notes for offer and sale under the securities laws of any jurisdictions necessary to permit completion of the exchange offer and do any and all other acts or things necessary or advisable to enable the offer and sale of the exchange notes in those jurisdictions.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all original notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue up to $225 million aggregate principal amount of exchange notes in exchange for a like principal amount of outstanding original notes that are validly tendered and accepted in the exchange offer. Subject to the conditions of the exchange offer described below, we will accept any and all original notes that are validly tendered. You may tender some or all of your original notes pursuant to the exchange offer.

        The exchange offer is not conditioned upon any number or aggregate principal amount of original notes being tendered.

        The form and terms of the exchange notes will be the same in all material respects as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and hence will not bear legends restricting their transfer. The exchange notes will not represent additional indebtedness of Aon and will be entitled to the benefits of the indenture, which is the same indenture under which the original notes were issued. Original notes that are accepted for exchange will be cancelled and retired.

        Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the original notes or, if no interest has been paid on the original notes, December 16, 2002. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, December 16, 2002. Original notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your original notes are accepted for exchange, you will not receive any payment in respect of interest on the original notes for which the record date occurs on or after completion of the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement. If you do not tender for exchange or if your tender is not accepted, the original notes will remain outstanding and you will be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreement.

        We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of acceptance to the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

        If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the certificates (if any) for the unaccepted original notes to the tendering holders of those notes, without expense, as promptly as practicable after the expiration date.

        If you tender your original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses" below.

Conditions of the Exchange Offer

        Our obligation to consummate the exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or SEC staff interpretation. Accordingly, we will not be required to accept for exchange any original notes tendered and may terminate or amend the exchange offer as provided herein before the acceptance of any original notes if:

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  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer; or

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  there shall have been proposed, adopted or enacted any law, statute, rule, regulation, order or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances giving rise to the conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within that five business-day period. Our determination concerning the events described above will be final and binding upon all parties.

Expiration Date; Extension; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, unless extended (the "expiration date"). We reserve the right to extend the exchange offer at our discretion, in which event the term "expiration date" shall mean the time and date on which the exchange offer as so extended shall expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement to that effect, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, to:

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  delay accepting for exchange any original notes for exchange notes or to extend or terminate the exchange offer and not accept for exchange any original notes for exchange notes if any of the events set forth below under "—Conditions of the Exchange Offer" occur and we do not waive the condition by giving oral or written notice of the delay or termination to the exchange agent; or

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  amend the terms of the exchange offer in any manner.

        Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of original notes of the amendment, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the original notes, if the exchange offer would otherwise expire during that five to ten business day period. The rights we have reserved in this paragraph are in addition to our rights set forth below under "—Conditions of the Exchange Offer."

Procedures For Tendering

        Only a holder of original notes may tender them in the exchange offer. To validly tender in the exchange offer by book-entry transfer, you must deliver an agent's message or a completed and signed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and the original notes must be tendered pursuant to the procedures for book-entry transfer set forth below. To validly tender by means other than book-entry transfer, you must deliver a completed and signed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents and the original notes, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at DTC, an agent's message or a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure set forth below must be complied with. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        The term "agent's message" means, with respect to any tendered original notes, a message transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from each tendering participant to the effect that, with respect to those original notes, the participant has received and agrees to be bound by the letter of transmittal and that Aon may enforce the letter of transmittal against the participant. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC.

        If you tender an original note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of your original notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or original note should be sent to Aon; instead, they should be sent to the exchange agent. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the original notes are being tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

        Unless waived, you must cure any defects or irregularities in connection with tenders of your original notes within a time period we will determine. Although we intend to request that the exchange agent notify you of defects or irregularities with respect to your tender of original notes, we will not, nor will the exchange agent or any other person, incur any liability for failure to give you any notification. Tenders of original notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion (subject to the limitations contained in the indenture):

  •
  to purchase or make offers for any original notes that remain outstanding after the expiration date; and

  •
  to the extent permitted by applicable law, to purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers could differ from the terms of the exchange offer.

        By tendering, you represent to us, among other things, that:

  •
  you are obtaining the exchange notes in the ordinary course of business whether or not you are the holder;

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  •
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Aon or, if you are an affiliate of Aon, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

        If you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.

Guaranteed Delivery Procedures

        If you wish to tender your original notes and either your original notes are not immediately available, or you cannot deliver your original notes and other required documents to the exchange agent, or cannot complete the procedure for book-entry transfer prior to the expiration date, you may effect a tender if:

  •
  you make a tender through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the certificate number(s) of the original notes (if available) and the principal amount of original notes tendered together with a duly executed letter of transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, the certificate(s) representing the original notes to be tendered, in proper form for transfer (or a confirmation of a book-entry transfer into the exchange agent's account at DTC of original notes delivered electronically) and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the certificate(s) representing all tendered original notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of original notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

        Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw any tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date, and prior to acceptance for exchange by Aon. Any notice of withdrawal must:

  •
  specify the name of the person having tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of the original notes);

  •
  be signed in the same manner as the original signature on the letter of transmittal by which the original notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of the original notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any original notes are to be registered, if different from that of the person having tendered the original notes.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. This determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to them unless the original notes so withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to you, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn original notes by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitation may be made by telegraph, telephone, telecopy, in person or by other means by our officers and regular employees and by officers and employees of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. If, however, certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Resale of Exchange Notes

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, unless you are a broker-dealer or an affiliate of Aon, you may offer for resale, resell or otherwise transfer the exchange notes issued to you pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the exchange notes in the ordinary course of business and you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes. If you are an affiliate of Aon or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes, you may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

        By tendering in the exchange offer, you represent to us that, among other things:

  •
  you are obtaining the exchange notes in the ordinary course of business;

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  •
  you acknowledge that if you participate in the exchange offer for the purpose of distributing the exchange notes:

  •
  you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and you cannot rely on the no-action letters described above; and

  •
  your failure to comply with those requirements could result in you incurring liability under the Securities Act for which you are not indemnified by us.

Further, if you are an "affiliate" (as defined under Rule 405 of the Securities Act) of Aon, by tendering in the exchange offer you will represent to us that you understand and acknowledge that the exchange notes may not be offered for resale, resold or otherwise transferred by you without registration under the Securities Act or an exemption from registration.

Consequences of Failure to Exchange

        As a result of making of this exchange offer, we will have fulfilled some of our obligations under the registration rights agreement. You generally will not have any further registration rights under the registration rights agreement or otherwise if you do not tender your original notes. Accordingly, if you do not exchange your original notes for exchange notes, you will continue to hold your untendered original notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer (including the right to receive additional interest as a result of our failure to consummate the exchange offer or to cause a registration statement covering resales of original notes to become effective on or prior to July 14, 2003, as described under "Exchange Offer and Registration Rights").

        The original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, you may only resell the original notes:

  •
  to us or any of our subsidiaries;

  •
  to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in compliance with Rule 144A;

  •
  pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if available); or

  •
  pursuant to a registration statement which has been declared effective under the Securities Act (and which continues to be effective at the time of such resale).

        To the extent that any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the untendered original notes could be adversely affected. See "—Termination of Certain Rights."

Termination of Certain Rights

        You will not be entitled to certain rights under the registration rights agreement following the completion of the exchange offer. The right that will terminate is the right to receive additional interest as a result of our failure to consummate the exchange offer or to cause a registration statement covering resales of original notes to become effective on or prior to July 14, 2003, as described under "Exchange Offer and Registration Rights."

Other

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs or those of our subsidiaries since the respective dates as of which the information contained in this prospectus is given. The exchange offer is not being made to (and tenders will not be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the exchange offer in any jurisdiction and to extend the exchange offer to holders of original notes in that jurisdiction.

        We may in the future seek to acquire original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer nor to file a registration statement to permit resales of any original notes.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes under generally accepted accounting principles.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

By Mail, Hand or Overnight Courier:	By Facsimile:
The Bank of New York Corporate Trust Reorganization Unit 101 Barclay Street 7 East New York, New York 10286	The Bank of New York Corporate Trust Reorganization Unit (212) 298-1915
For Information or Confirmation by Telephone: (212) 815-3738

        Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

DESCRIPTION OF THE NOTES

        The original notes were, and the exchange notes will be, issued under an indenture dated as of December 16, 2002 between us and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following summary of selected provisions of the indenture and the notes is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture and the notes. A copy of the indenture, including the forms of certificates evidencing the notes, has been filed as an exhibit to the registration statement of which this prospectus is a part.

        In this section, references to "Aon," "we," "our" and "us" mean Aon Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the indenture.

General

        The original notes are, and the exchange notes will be, our unsecured and unsubordinated obligations, initially limited to $225 million in aggregate principal amount. The notes are not obligations of or guaranteed by any of our subsidiaries. Under the indenture we may, without the consent of the holders of the notes, issue additional notes from time to time in the future.

        The notes will mature on December 14, 2012. Interest on the notes will accrue from December 16, 2002 or from the most recent date to which interest has been paid or duly provided for at a per annum rate of 7.375% and will be payable semi-annually in arrears on June 14 and December 14 of each year, beginning June 14, 2003. Interest on the notes will be payable to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the applicable interest payment date.

        The notes will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The notes will be denominated and payable in U.S. dollars.

        The original notes were, and the exchange notes will be, issued in book-entry form, evidenced by one or more registered global certificates without coupons, which we sometimes refer to as "global notes," registered in the name of The Depository Trust Company ("DTC") or its nominee. Holders of interests in global notes will not be entitled to receive notes in definitive certificated form registered in their names except in the limited circumstances described below and in the private offering memorandum under which the original notes were issued. See "—Global Notes; Book-Entry System" for a summary of selected provisions applicable to transfer or exchange of global notes.

        Notes in certificated form may be presented for payment and surrendered for registration of transfer or exchange at our agency maintained for that purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee located at 101 Barclay Street, Floor 8W, New York, New York 10286. Holders will not be required to pay any charge for the registration of transfer or exchange of notes, other than any tax or other governmental charge payable in connection with the transfer or exchange, but subject to the limitations provided in the indenture.

        Payment of interest on global notes will be made to DTC or its nominee. Payment of interest on notes in certificated form will be made against presentation of those notes at the agency referred to in the preceding paragraph or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as they appear in the note register.

        The notes are not entitled to the benefit of any sinking fund nor subject to repurchase by us at the option of the holders prior to maturity. Except to the limited extent described below under

"—Consolidation and Merger," the indenture does not contain any provisions that are intended to protect holders of notes in the event of a highly-leveraged or similar transaction affecting us. Except to the limited extent described below under "—Certain Restrictions—Limitation on Liens," the indenture also does not limit our ability or the ability of any of our subsidiaries to incur additional debt in the future.

        Because we are a holding company, the holders of the notes may not receive assets of our subsidiaries in a liquidation or recapitalization until the claims of our subsidiaries' creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit some of our subsidiaries from making payments to us of dividends and on loans and other transfers of funds.

Interest

        The notes will bear interest at a rate of 7.375% per annum, which will be paid semi-annually in arrears on June 14 and December 14 of each year, beginning June 14, 2003. Each date of payment with respect to the notes is referred to as an "interest payment date." If any interest payment date or the maturity date for the notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding business day.

        Interest on the notes will accrue from, and including, the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid on the notes, December 16, 2002 to, but excluding, the next interest payment date or the maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        We will pay the interest payable on any interest payment date to the persons in whose name the notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding that interest payment date. However, we will pay interest on the maturity date to the persons to whom the principal will be payable.

        When we use the term "business day," we mean any day except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Optional Redemption

        The notes are not redeemable prior to their maturity date.

Certain Restrictions

        The following restriction will apply to the notes.

Limitation on Liens

        Under the indenture we have agreed, among other things, to not, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of any of our significant subsidiaries (or any company besides us having direct or indirect control of any of our significant subsidiaries). This restriction will not apply if we ensure that the notes (together with, if we decide, any other indebtedness for money borrowed by us then existing or thereafter created which is not subordinate to the notes) will be secured equally and proportionately with (or, at our option, prior to) such other secured indebtedness for as long as such indebtedness is secured.

        For purposes of this restriction, "significant subsidiary" means any of our subsidiaries that constitutes a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.

Events of Default

        An event of default with respect to the notes will occur under the indenture if:

  •
  we fail to pay the principal of the notes when due;

  •
  we fail to pay the interest on the notes when due and such failure continues for 30 days;

  •
  we fail to comply with any of our other agreements contained in the indenture and such failure continues for 90 days after written notice of that failure is given to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes); or

  •
  certain events of bankruptcy, insolvency or reorganization relating to us have occurred and are continuing.

        If there is a continuing event of default with respect to the notes, the trustee or the holders of at least 25% in principal amount of the outstanding notes may require us to pay immediately the principal of and accrued and unpaid interest, if any, on all of the notes. However, at any time after the trustee or the holders, as the case may be, declare such acceleration with respect to the notes, but before the applicable person has obtained a judgment or decree for payment of the money, the holders of a majority in principal amount of the outstanding notes may, under certain conditions, cancel such acceleration if:

  •
  we have deposited with the trustee an amount sufficient to pay expenses incurred by the trustee, all overdue interest, if any, on the notes and the principal of any notes that have become due and interest thereon; and

  •
  we have cured all events of default (other than the non-payment of accelerated principal and interest, if any) with respect to the notes or all such events of default have been waived as provided in the indenture.

        The indenture provides that, subject to the duties of the trustee to act with the required standard of care if there is a continuing event of default, the trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provisions for security or indemnification of the trustee and certain other conditions, the holders of the majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power the trustee holds with respect to the notes.

        No holder of notes will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default with respect to the notes;

  •
  the holders of at least 25% in principal amount of the outstanding notes have made written request to the trustee to pursue such remedy;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

  •
  the trustee has failed to comply with the request within 60 days after receipt of the request and offer of indemnity; and

  •
  the trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with the request.

        However, each holder of notes will have an absolute and unconditional right to receive payment of the principal of or interest on the notes on or after the date or dates it becomes due as expressed in the notes and to institute suit for the enforcement of any such payment.

        We are required to furnish annually to the trustee a statement as to the existence or absence of certain defaults under the indenture. The indenture provides that the trustee need not provide to the holders of the notes notice of any default (other than the non-payment of principal or interest) if it considers it in the interest of the holders not to provide such notice.

Defeasance

Defeasance and Discharge of Indenture

        We may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to compensate and indemnify the trustee and to furnish the trustee with the names and addresses of holders of notes), which we refer to as defeasance, if:

  •
  we irrevocably deposit with the trustee, in trust, money and/or securities of the United States government, or securities of agencies of the United States government backed by the full faith and credit of the United States government, in an amount certified by a nationally recognized firm of independent public accountants to be sufficient to pay the principal of and interest on the notes on the applicable due dates for those payments in accordance with the terms of the notes;

  •
  we deliver to the trustee either (i) an opinion of counsel, based on a ruling of the United States Internal Revenue Service (unless there has been a change in the applicable United States federal income tax law), to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and a the same times as would have been the case if the defeasance had not occurred or (ii) a ruling of the United States Internal Revenue Service directed to the trustee to the same effect as set forth in clause (i) above;

  •
  immediately after giving effect to the deposit specified in the first bullet point, on a pro forma basis, no event of default with respect to the notes shall have occurred and be continuing on the date of deposit or, with respect to defaults occurring upon certain events of bankruptcy, insolvency or reorganization relating to us, at any time during the period ending on the 91st day after the date of the deposit;

  •
  if the notes are then listed on a national securities exchange, we deliver to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such defeasance; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel each stating that we have complied with all of the above requirements.

        In addition, we may also be discharged from our obligations under the notes and the indenture (except for certain obligations specified above) if we, among other things, deposit with the trustee, in trust, money and/or government securities in an amount certified by a nationally recognized firm of independent public accountants to be sufficient to pay the principal of and interest on the notes, so long as the notes mature within one year.

Defeasance of Certain Obligations

        We may omit to comply with the covenants described under "—Certain Restrictions—Limitation on Liens" and "—Consolidation and Merger" with respect to the notes, and any such omission will not constitute an event of default with respect to the notes, which we refer to as covenant defeasance, if:

  •
  we irrevocably deposit with the trustee, in trust, money and/or securities of the United States government, or securities of agencies of the United States government backed by the full faith and credit of the United States government, in an amount certified by a nationally recognized firm of independent public accountants to be sufficient to pay the principal of and interest on the notes on the applicable due dates for those payments in accordance with the terms of the notes;

  •
  we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  •
  immediately after giving effect to the deposit specified in the first bullet point, on a pro forma basis, no event of default with respect to the notes shall have occurred and be continuing on the date of the deposit or, with respect to defaults occurring upon certain events of bankruptcy, insolvency or reorganization relating to us, at any time during the period ending on the 91st day after the date of the deposit;

  •
  if the notes are then listed on a national securities exchange, we deliver to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such covenant defeasance; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel each stating that we have complied with all of the above requirements.

        If we exercise our option to effect a defeasance or covenant defeasance with respect to the notes, as described above, and the trustee or paying agent is unable to apply any money or securities that we have deposited because of any legal proceeding or any order or judgment of any court of governmental authority, in each case our obligations under the indenture and the notes will be revived and reinstated.

Modification of the Indenture

        The indenture provides that we and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to, among other things:

  •
  cure any ambiguity, defect or inconsistency in the indenture;

  •
  document the fact that a successor corporation has assumed our obligations;

  •
  comply with any requirements of the SEC in connection with any qualification of the indenture under the Trust Indenture Act of 1939;

  •
  evidence and provide for the acceptance of appointment of a successor trustee;

  •
  provide for uncertificated notes in addition to or in place of certificated notes;

  •
  add to our covenants for the benefit of the holders of the notes, add any additional events of default with respect to the notes or to surrender any right or power conferred on us; or

  •
  make any change that, in the good faith opinion of our board of directors, does not materially and adversely affect the rights of any holder of the notes.

        In addition, we and the trustee may modify the indenture or the notes with the consent of the holders of at least a majority in principal amount of the outstanding notes. However, we may not modify the indenture or the notes without the consent of each holder affected to:

  •
  change the due date of the principal of or any installment of interest on any note;

  •
  reduce the principal amount of or interest rate on any note;

  •
  change any place or currency of payment of principal of or interest on any note;

  •
  impair the right to institute suit for the enforcement of any payment on or after it is due on any note;

  •
  reduce the percentage of principal amount of outstanding notes necessary to consent to the modification or amendment of the indenture or the notes or the waiver of compliance with certain provisions of or certain defaults under the indenture;

  •
  waive a default in the payment of principal of or interest on any note; or

  •
  amend any provision relating to modification of the indenture or the notes, except to increase the percentage of principal amount of outstanding notes necessary to consent to the modification or amendment of the indenture or the notes or to provide that certain other provisions of the indenture or the notes cannot be modified or waived without the consent of each holder affected.

        The holders of a majority in aggregate principal amount of the notes may, on behalf of the holders of all of the notes, waive compliance by us with any provision of the indenture or the notes, including the restrictive covenant described above under "—Certain Restrictions—Limitation on Liens." The holders of at least a majority in principal amount of the outstanding notes, by notice to the trustee, may waive any existing default and its consequences under the indenture, except for a default in the payment of the principal of or any interest on the notes or in respect of a provision which under the indenture cannot be modified or amended without the consent of each holder of the outstanding notes affected.

Consolidation and Merger

        The indenture provides that we may not consolidate with or merge into, or sell, convey, transfer or lease our properties and assets substantially as an entirety to, another person without the consent of noteholders unless, along with certain other conditions in the indenture:

  •
  the person (if other than us) formed by such consolidation or into which we merge or which acquires or leases our assets is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes our obligations on the notes and under the indenture;

  •
  after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default;

  •
  if, as a result of any such consolidation, merger, sale, conveyance, transfer or lease our properties or assets would become subject to a mortgage, lien or other security interest that would not be permitted under the indenture, we (or the person formed by such transaction, if other than us) take steps to secure the notes equally and ratably with all indebtedness secured thereby; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Global Notes; Book-Entry System

Global Notes

        Except as set forth below, the global original note and the global exchange note (collectively, the "global notes") may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for certificated notes except in the limited circumstances described below. The global original note, and any original notes issued in exchange therefor, will also be subject to certain restrictions on transfer set forth in this prospectus and in the offering memorandum under which the original notes were issued.

        All interests in the global notes may be subject to the rules and procedures of DTC.

Certain Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        We expect that, pursuant to procedures established by DTC:

  •
  upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with an interest in the global note; and

  •
  ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership of beneficial interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing DTC's operations.

        We obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.

Certificated Notes

        As described above, beneficial interests in the global notes generally may not be exchanged for certificated notes. However, the indenture provides that if:

  •
  the depositary for the global notes notifies us that it is unwilling or unable to continue as depositary for the global notes and we do not appoint a successor depositary within 90 days after we receive that notice of unwillingness or ineligibility; or

  •
  an event of default with respect to the notes has occurred and is continuing and the registrar for the notes has received a request from the depositary;

we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such name or names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to the ownership of beneficial interests in the global notes. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the owners of beneficial interests in the global notes and each of them may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Same-Day Payment

        So long as DTC continues to make its settlement system available to us, all payments of principal of and interest on the global notes will be made by us in immediately available funds.

Applicable Law

        The original notes and the indenture are, and the exchange notes will be, governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

        The Bank of New York is the trustee under the indenture. In the ordinary course of business, the trustee and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation. The trustee is an affiliate of BNY Capital Markets, Inc., one of the initial purchasers. The Bank of New York is also serving as the exchange agent in the exchange offer.

EXCHANGE OFFER AND REGISTRATION RIGHTS

        As a condition to the initial sale of the original notes, we entered into the registration rights agreement with the initial purchasers. In that agreement, we agreed to use our reasonable best efforts, at our cost, to file with the SEC and cause to become effective a registration statement (the "exchange registration statement") with respect to a registered offer (the "exchange offer") to exchange the original notes for the exchange notes.

        The registration statement of which this prospectus is a part is the exchange registration statement described above, and the exchange offer described in this prospectus is the exchange offer referred to above. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes have been registered and the transfer restrictions, registration rights and provisions for additional interest in the event an exchange offer is not consummated within certain time periods relating to the original notes will not apply to the exchange notes.

        If we determine that the exchange offer is not available or may not be consummated because it would violate applicable law or SEC staff interpretations, we may file after such determination a shelf registration statement (the "shelf registration statement") with respect to resales of the original notes. If we have determined to file and have caused the shelf registration statement to become effective, we will use our reasonable best efforts to keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act with respect to the original notes, or such shorter period that will terminate when all original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such an effective shelf registration statement, provide to each holder of original notes copies of the prospectus which is part of the shelf registration statement, notify such holders when the shelf registration statement becomes effective and take certain other actions as are required to permit resales of the original notes under the shelf registration statement. A holder that sells its original notes pursuant to the shelf registration statement:

  •
  generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser;

  •
  will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales; and

  •
  will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including indemnification obligations).

        Under the registration rights agreement, if we do not consummate the exchange offer or cause a registration statement covering resales of original notes to become effective on or prior to July 14, 2003 (the date that is 210 days after the closing of the sale of the original notes), the annual interest rate on the original notes will be increased by 0.5% until we satisfy these obligations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes certain U.S. federal income tax consequences of the ownership and disposition of the notes by an original purchaser of notes who acquired original notes at their issue price. This summary is based upon provisions of the Internal Revenue Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, dealers in securities or currencies, traders in securities who elect to apply the marked-to-market method of accounting, partnerships and other entities treated as pass-throughs for federal income tax purposes, expatriates, foreign persons, holders whose functional currency is not the U.S. dollar and holders of notes held as part of a "straddle," "hedge" or "conversion transaction" for federal income tax purposes, or as part of an integrated investment). This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of the notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Accordingly, you should consult with your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Exchange of Original Notes for Exchange Notes

        A holder will not recognize any taxable gain or loss on the exchange of original notes for exchange notes pursuant to the exchange offer, and a holder's tax basis and holding period in the exchange notes will be the same as in the original notes.

Interest

        Interest on a note generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder's method of accounting for U.S. federal income tax purposes provided that the making of any payment of additional interest on the original notes due to our failure to satisfy certain of our obligations under the registration rights agreement (as described under "Exchange Offer and Registration Rights") was remote or incidental at the time the original notes were issued. We believe such likelihood was remote or incidental at such time within the meaning of applicable Treasury regulations.

        If we fail to satisfy certain of our obligations under the registration rights agreement, additional interest will accrue on the original notes in the manner described under "Exchange Offer and Registration Rights." In the unlikely event that additional interest is paid on the original notes, we intend to take the position, which is not free from doubt, that holders of original notes would be required to report any such interest as ordinary income for U.S. federal income tax purposes when the payment is made. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount may be different.

Disposition of Notes

        Upon the sale, exchange, redemption, retirement or other disposition of a note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note will, in general, be the holder's cost thereof, less any principal payments received by such holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, redemption, retirement or other disposition, the note has been held for more than one year. Long-term capital gain recognized by an individual investor will generally be taxed at a lower rate than ordinary income. Certain limitations may apply to the holder's use of capital losses.

Reporting and Withholding

        Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sale before maturity by, certain non-corporate owners of notes. In addition, a backup withholding tax at a rate equal to 30% (which rate is scheduled to be reduced in increments to 28% by 2006) applies to certain non-corporate holders who fail to provide a correct taxpayer identification number, certify, under penalties of perjury, that the holder is not subject to backup withholding tax or otherwise comply with applicable requirements of the backup withholding rules.

ERISA CONSIDERATIONS

        We and certain of our affiliates may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which we or any of our affiliates is a service provider, unless the notes are acquired pursuant to an applicable exemption from the prohibited transaction rules.

        Accordingly, by its acquisition and holding of the notes, each holder of the notes will be deemed to have represented that either (i) it has not used the assets of any benefit plan for purposes of acquiring the notes or (ii) if the assets of a benefit plan are used to acquire the notes, either directly or indirectly, the acquisition and holding of the notes do not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar rules.

        The sale of the notes to a plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

        Any party considering purchasing the notes on behalf of, or with the assets of, any benefit plan should consult with its counsel to confirm that such investment will not result in a prohibited transaction that is not subject to an exemption and will satisfy the other requirements of ERISA, the Internal Revenue Code and the Department of Labor regulations applicable to the plans.

PLAN OF DISTRIBUTION

        Based on interpretations by SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, we believe that the exchange notes to be issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of Aon within the meaning of Rule 405 under Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the exchange notes. Accordingly, any holder using the exchange offer to participate in a distribution of the exchange notes will not be able to rely on these no-action letters. Notwithstanding the foregoing, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where those original notes were acquired as a result of market-making activities or other trading activities. For a period of up to 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes.

        Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        By acceptance of this exchange offer, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omissions and have furnished copies of the amended or supplemented prospectus to such broker-dealer. If we give any notice to suspend the use of the prospectus, we will extend the period referred to above by the number of days during the period from and including the date of the giving of the notice to and including the date when broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the exchange notes.

LEGAL MATTERS

        The validity of the notes offered by this prospectus have been passed upon for us by Richard E. Barry, our Senior Counsel and Assistant Secretary. As of January 28, 2003, Mr. Barry owned 5,117 shares of Aon Corporation common stock, held restricted stock awards of 24,600 shares and 1,980 vested and 24,020 unvested stock options. In addition, approximately 2,682 shares of Aon Corporation common stock held by our employee stock ownership plan and savings plan were attributable to Mr. Barry.

EXPERTS

        The consolidated financial statements and the related financial statement schedules (as restated) of Aon Corporation included in Aon Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2002 and March 31, 2001, the three- and six-month periods ended June 30, 2002 and June 30, 2001, and the three- and nine-month periods ended September 30, 2002 and September 30, 2001, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Aon Corporation's Quarterly Reports on Form 10-Q/A for the quarter ended March 31, 2002 and Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may find additional information about us at our Web site at http://www.aon.com. The information on our Web site is not a part of this prospectus.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we later file with the SEC will automatically update and supercede this information. We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001, as amended by the Annual Report on Form 10-K/A filed on September 27, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as amended by the Quarterly Report on Form 10-Q/A filed on September 27, 2002;

  •
  Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002;

  •
  Current Reports on Form 8-K filed on April 5, 2002, May 30, 2002, August 8, 2002, August 14, 2002 (relating to our press release), October 4, 2002, October 31, 2002, November 4, 2002, November 8, 2002, December 12, 2002, January 9, 2003 and February 20, 2003; and

  •
  Proxy Statement for the 2002 Annual Meeting of Stockholders filed on March 11, 2002.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits we file with the SEC. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and exhibits are also available through the SEC's Web site.

        You may receive a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601
Telephone: (312) 381-1000
Attention: Corporate Secretary

Aon Corporation

Offer to Exchange
Up to $225,000,000 Aggregate Principal Amount of
Our 7.375% Senior Notes Due 2012
For Any and All of
the $225,000,000 Aggregate Principal Amount of
Our Outstanding 7.375% Senior Notes Due 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The Registrant was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation Law. Delaware law provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. Delaware law sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. Delaware law further provides that a corporation may purchase indemnification insurance, with such insurance providing indemnification for the officers or directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Delaware law.

        The Registrant's Second Restated Certificate of Incorporation, as amended, provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

        In addition, the Registrant maintains insurance coverage that provides reimbursement within the policy limits for amounts the Registrant is obligated to pay arising out of lawsuits involving officers and directors serving in such capacities in which the damages, judgments, settlements, costs, charges or expenses incurred in connection with the defense of the action, suit or proceeding are reimbursable pursuant to Delaware law and the Registrant's Second Restated Certificate of Incorporation, as amended.

Item 21.    Exhibits.

        Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed by the Registrant with the SEC, as indicated. All other documents listed are filed herewith.

Exhibit Number	Description
*3(a)	Second Restated Certificate of Incorporation of the Registrant—incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991.
*3(b)
Certificate of Amendment of the Registrant's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
*3(c)	Certificate of Amendment of the Registrant's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K filed on May 9, 2000.
*3(d)	Amended By-laws of the Registrant—incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed October 4, 2002.
4(a)	Indenture dated as of December 16, 2002 between the Registrant and The Bank of New York, as trustee (including form of note).
4(b)
Registration Rights Agreement dated as of December 16, 2002 between the Registrant and Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, BNY Capital Markets, Inc. and Wachovia Securities, Inc.
5	Opinion of Richard E. Barry, Senior Counsel and Assistant Secretary of the Registrant.

*12(a)
Statement re: computation of ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2001—incorporated by reference to Exhibit 12(a) to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2001.
*12(b)	Statement of computation of ratios of earnings to fixed charges—incorporated by reference to Exhibit 12(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
15	Letter re: unaudited interim financial statements.
23(a)	Consent of Richard E. Barry (included in Exhibit 5).
23(b)	Consent of Ernst & Young LLP.
24	Powers of Attorney.
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.
99.1	Letter of Transmittal (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9).
99.2	Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	Form of Letter to Clients.

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby further undertakes (in accordance with the corresponding lettered undertakings in Item 22 of Form S-4):

        (b)  To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (c)  To supply by means of a post-effect amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 7, 2003.

Aon CORPORATION
By:	/s/ PATRICK G. RYAN Patrick G. Ryan Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 7, 2003.

Name	Title
/s/ PATRICK G. RYAN Patrick G. Ryan	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ HARVEY N. MEDVIN Harvey N. Medvin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Edgar D. Jannotta	Director
* Lester B. Knight	Director
* Perry J. Lewis	Director
* R. Eden Martin	Director
* Andrew J. McKenna	Director
* Robert S. Morrison	Director

* Richard C. Notebaert	Director
* Michael D. O'Halleran	President, Chief Operating Officer and Director
* John W. Rogers, Jr.	Director
* Patrick G. Ryan, Jr.	Director
* George A. Schaefer	Director
* Raymond I. Skilling	Executive Vice President, Chief Counsel and Director
* Carolyn Y. Woo	Director
*By:	/s/ PATRICK G. RYAN Patrick G. Ryan Attorney-in-Fact

EXHIBIT INDEX

*3(a)	Second Restated Certificate of Incorporation of the Registrant—incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991.
*3(b)
Certificate of Amendment of the Registrant's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
*3(c)	Certificate of Amendment of the Registrant's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K filed on May 9, 2000.
*3(d)	Amended By-laws of the Registrant—incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed October 4, 2002.
4(a)	Indenture dated as of December 16, 2002 between the Registrant and The Bank of New York, as trustee (including form of note).
4(b)
Registration Rights Agreement dated as of December 16, 2002 between the Registrant and Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, BNY Capital Markets, Inc. and Wachovia Securities, Inc.
5	Opinion of Richard E. Barry, Senior Counsel and Assistant Secretary of the Registrant.
*12(a)
Statement re: computation of ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2001—incorporated by reference to Exhibit 12(a) to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2001.
*12(b)	Statement of computation of ratios of earnings to fixed charges—incorporated by reference to Exhibit 12(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
15	Letter re: unaudited interim financial statements.
23(a)	Consent of Richard E. Barry (included in Exhibit 5).
23(b)	Consent of Ernst & Young LLP.
24	Powers of Attorney.
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.
99.1	Letter of Transmittal (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9).
99.2	Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	Form of Letter to Clients.

*
Incorporated by reference to documents previously filed by the Registrant with the SEC, as indicated.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
EXCHANGE OFFER AND REGISTRATION RIGHTS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX